Exhibit 99.1

Duke Energy Carolinas

Summary of Rate Case Filing in North Carolina

Docket E-7, Sub 989

Major Components of Filing

•                  On July 1, 2011, Duke Energy Carolinas filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 15 percent increase in retail revenues, or approximately $646 million:

•                  The rate case filing requests an overall rate of return of 8.64% based on approval of an 11.5% return on equity and a 53% equity component of the capital structure

•                  The filing is based on a North Carolina retail rate base of $11.2 billion as of December 31, 2010 and adjusted for known and measurable changes (hearings are expected to commence in November 2011)

•                  This rate increase request is driven by:

Drivers	Revenue Requirement	% of Total Request
Capital investments of $4.8 billion* for plant modernization, environmental compliance and other capital additions (see additional information below)	~$480 million	~74%
Effects of the continued weak economy, which have resulted in lower weather-normalized sales volumes and lower Bulk Power Marketing (BPM) profits than the level currently included in base rates	~$68 million	~11%
Changes in financing and other general costs, including the request to increase the allowed return on equity from 10.7% to 11.5%	~$98 million	~15%

•                  Capital investments of $4.8 billion* since the 2009 rate case, including pro-forma adjustments to reflect known and measurable changes include:

•                  Cliffside 5 Scrubber - $565 million

•                  Cliffside Unit 6 Construction Work in Progress - $640 million incremental investment compared to approximately $1 billion already included in base rates

•                  Buck Combined Cycle Project - $700 million

•                  Bridgewater Powerhouse Replacement - $180 million

•                  Oconee Nuclear Upgrades - $135 million

•                  Transmission and Distribution - $1 billion

•                  Nuclear Fuel - $210 million

•                  Capital maintenance and other general projects - $1.4 billion

•                  If approved by the NCUC, rates would likely go in effect in February 2012

* Represents DE Carolinas in total; NC allocable portion is ~70%	7/1/2011